Exhibit 99.1

            Avatar Holdings Announces Partial Redemption of 7% Notes

      CORAL GABLES, Fla., July 1 /PRNewswire-First Call/ --Avatar Holdings Inc. (Nasdaq: AVTR) announced today that it has called for partial redemption on July 31, 2003, of $60,000,000 of the $94,429,000 in aggregate principal amount outstanding of its 7% Convertible Subordinated Notes due April 1, 2005 (the "Notes"). The redemption price will be $1,020 per $1,000 principal amount, plus accrued interest from April 1, 2003, to the redemption date.

      The Notes are convertible into Avatar's Common Stock at a conversion price of $31.80 per share, or 31.447 shares per $1,000 principal amount of Notes. Rights of holders to effect conversion of the 7% Notes called for redemption will expire at the close of business (5:00 p.m. Eastern Daylight
Time), on July 29, 2003. No interest for the period from April 1, 2003 to the date of conversion will be paid with respect to any Notes that are surrendered for conversion.

      Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Bellalago and Solivita in central Florida near Orlando; Harbor Islands on Florida's east coast; and at Rio Rico, south of Tucson, Arizona. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.